UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 9, 2010
Date of report (Date of earliest event reported)
Professional Veterinary Products, Ltd.
(Exact Name of Registrant as Specified in Its Charter)
Nebraska
(State or Other Jurisdiction of Incorporation)

000-26326 (Commission File Number)	37-1119387 (IRS Employer Identification No.)

10077 South 134th Street Omaha, NE (Address of Principal Executive Offices)	68138 (Zip Code)
(402) 331-4440
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Bankruptcy Case
     As previously reported in the Company’s Current Reports on Form 8-K filed on August 20, 2010 and August 25, 2010, Professional Veterinary Products, Ltd., a Nebraska corporation (the “Company”), and its subsidiaries, ProConn, LLC, a Nebraska limited liability company (“ProConn”), and Exact Logistics, LLC, a Nebraska limited liability company (“Exact”, and together with the Company and ProConn, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nebraska (the “Bankruptcy Court”) (Case Nos. 10-82436, 10-82437 and 10-82438) (collectively, the “Bankruptcy Case”) on August 20, 2010.
Asset Sale Agreement
     The Company and IVESCO Holdings LLC, a Delaware limited liability company (the “Purchaser”), entered into an Asset Sale and Purchase Agreement on September 9, 2010 and an Amendment Agreement on September 13, 2010 (collectively, the “Asset Sale Agreement”), pursuant to which the Company agreed to sell substantially all of its inventory remaining on the closing date to the Purchaser. The Asset Sale Agreement served as the stalking horse bid in an auction pursuant to Section 363 of the Bankruptcy Code and, on September 9, 2010, was declared the winning bid. The Company and the Purchaser made customary representations, warranties and covenants in the Asset Sale Agreement.
     On September 14, 2010, the sale contemplated by the Asset Sale Agreement was approved by the Bankruptcy Court. The aggregate consideration for the sale was approximately $1.9 million, of which amount the Company received approximately $1.5 million in connection with the closing of the sale on September 14, 2010. The Asset Sale Agreement provides for the settlement of the $0.4 million balance of the purchase price and certain purchase price adjustments post-closing.
     The Debtors are continuing to collect their receivables and pursue sales of their remaining assets, including the corporate headquarters and warehouse facility of the Company located in Omaha, Nebraska.
     The foregoing description of the terms of the Asset Sale Agreement is qualified in its entirety by reference to the Asset Sale Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Asset Sale Agreement is incorporated into this Item 2.01 by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Bankruptcy Case and Asset Sale Agreement is incorporated into this Item 2.05 by reference.

     The Company is unable to make a good faith estimate of the amount or range of amounts expected to be incurred in connection with the sale contemplated by the Asset Sale Agreement, either with respect to each major type of cost or with respect to the total amount, or an estimate of the amount or range of amounts that will result in future cash expenditures.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
2.1
Asset Sale and Purchase Agreement dated as of September 9, 2010 and Amendment Agreement dated as of September 13, 2010, in each case, by and between Professional Veterinary Products, Ltd. and IVESCO Holdings LLC.

     This Current Report on Form 8-K and the exhibits filed herewith contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s beliefs concerning future business conditions, outlook based on currently available information and statements regarding the Company’s expectations concerning the bankruptcy process. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties. These risks and uncertainties, include, without limitation, (1) the ability of the Company to develop, pursue, confirm and consummate one or more plans of reorganization or liquidation with respect to the Bankruptcy Case; (2) the ability of the Company to obtain court approval of its motions in the Bankruptcy Case pursued by it from time to time; (3) risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans, or the appointment of a trustee or to convert the cases to Chapter 7 cases; (4) potential adverse developments with respect to the Company’s liquidity or results of operations; (5) the ability of the Company to fund and execute its business plan; (6) the ability of the Company to retain and compensate key executives and other key employees; and (7) any further deterioration in the macroeconomic environment or consumer confidence. Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended July 31, 2009, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Veterinary Products, Ltd.
Date: September 14, 2010	By:	/s/ Stephen J. Price
		Name:	Stephen J. Price
		Title:	President and CEO

EXHIBIT INDEX

Exhibit No.	Description
2.1
Asset Sale and Purchase Agreement dated as of September 9, 2010 and Amendment Agreement dated as of September 13, 2010, in each case, by and between Professional Veterinary Products, Ltd. and IVESCO Holdings LLC.